Exhibit 10.2

Form of Irrevocable Undertaking Used by Controlling Shareholder Group

IRREVOCABLE UNDERTAKING

To:	FTI FD LLC	(the Offeror)
and
	FTI Consulting, Inc.	(FTI)

Proposed offer for FD International (Holdings) Limited

1.	We understand that:

(a)	the Offeror intends to make an offer (the Offer) to the shareholders (the Shareholders) of FD International (Holdings) Limited (a company incorporated in England and Wales with registered number 4502457) (the Target) to acquire all of the A ordinary shares of 10p each, all of the B ordinary shares of 10p each and all of the C ordinary shares of 10p each (the Shares) in the capital of the Target (and all of the deferred shares of 10p each arising on the operation of the conversion provisions (the Ratchet) in the articles of association of the Target), all Shares resulting from exercise of the Options and all of the preferred finance securities issued by FD International 2 Limited (the Preferred Finance Securities);

(b)	the Offer for the Shares consists of a cash offer (the Cash Option) with an alternative composite option (the Earn Out Option);

(c)	Shareholders electing to accept the Cash Option will be paid 50% of the cash payable to them under the Cash Option (approximately £15.22 pence per Share) on the Settlement Date. The remaining 50% of the cash payable to such Shareholders (approximately £15.22 pence per Share) will, on the Settlement Date, be paid into the Segregated Account;

(d)	cash paid into the Segregated Account referable to a Shareholder will be held for that Shareholder from the Settlement Date until 30 September 2009 (Restriction Period). On the expiry of the Restriction Period such cash together with all accrued interest shall be released to the relevant Shareholder;

(e)	Offeror may agree to waive and/or shorten the Restriction Period and/or direct that cash held in the Segregated Account (or otherwise to be paid into the Segregated Account) that is referable to a Shareholder be released (or paid direct) to that Shareholder before the expiry of the Restriction Period (or before being paid into the Segregated Account), together with all accrued interest, if any, earned on the money in the Segregated Account; and

(f)	the Offer (including the Cash Option and the Earn Out Option) will be on the terms and conditions to be set out in the formal document containing the Offer (the Offer Document) substantially in the form of the attached draft Offer Document.

2.	Words and expressions used but not defined in this undertaking shall have the same meanings as ascribed to them in the Offer Document. All times referred to are London times unless otherwise stated.

3.	In consideration of the Offeror agreeing to make the Offer, the Funds (as defined below), undertake, warrant, agree and represent to and with the Offeror and FTI in the following terms:

(a)	the Funds listed in Schedule 1 (the Funds) are the registered holders and beneficial owners of and have all relevant authority to accept the Offer in respect of the Shares (before the operation of the Ratchet) specified in Schedule 2 and any other Shares which the Funds acquire after signing this undertaking and any other such shares attributable to or deriving from the Shares (the Specified Shares) and the amount of Preferred Finance Securities specified in Schedule 2 (the PFSs) and to transfer them (in the case of the Specified Shares, in their resultant form after the operation of the Ratchet) with full title guarantee and together with all rights attaching to them as envisaged by the terms of the Offer;

(b)	the Offeror will acquire all the Specified Shares (in their resultant form after the operation of the Ratchet) and the PFSs pursuant to the Offer free from any lien, charge, or other encumbrance, equity or other third party right of any nature and together with all rights of any nature attaching or accruing to them including the right to all dividends declared, made or paid after the date of this undertaking;

(c)	conditional on the Funds receiving an irrevocable and unconditional undertaking from the Offeror that it will procure that 50% of the cash payable under the Cash Option to the Funds if they accept the Offer and do not elect for the Earn Out Option that, but for the exercise of discretion and the grant of consent, would have been paid into the Segregated Account for the Restriction Period, is paid in full to the Funds on the Settlement Date so that the Funds receive 100% of the cash consideration payable under the Cash Option, the Funds will accept the Offer in respect of all the Specified Shares and PFSs and not elect for the Earn Out Option and the Funds will procure that duly completed Form of Acceptance, together with the Share certificate(s) (or Lost Certificate Indemnity) and/or other document(s) of title and/or evidence of authority in accordance with the terms of the Offer, are delivered to Clifford Chance LLP, 10 Upper Bank Street, London E14 5JJ no later than the expiry of 12 hours following the time at which the Offer is made on terms that transfer of the right, title and interest in or to the Specified Shares and the PFSs shall not be passed to the Offeror (pursuant to the Offer) unless and until the later of:

(i)	5:00 pm on 3 October 2006; and

(ii)	the date on which Funds receive in full the consideration due to them under the Offer (namely, 100% of the cash consideration due to them under the Cash Option) provided that the termination right pursuant to paragraph 6 of Part B of Appendix 1 of the Offer Document has not been validly exercised;

(d)	unless and until the Offer lapses or is withdrawn, the Funds will not:

(i)	sell, transfer, charge, pledge or grant any option over or otherwise dispose of any of the Specified Shares or PFSs or any interest in any of the Specified Shares or PFSs except to the Offeror under the Offer; or

(ii)	accept any other offer in respect of any of the Specified Shares or PFSs (whether it is conditional or unconditional and irrespective of the means by which it is to be implemented); or

(iii)	withdraw the acceptance referred to in paragraph 3(c) above in respect of any of the Specified Shares or PFSs (notwithstanding any right to withdraw, including without limitation pursuant to any provision in the Offer Document) except by exercise of the termination rights in paragraph 6 of Part B of Appendix I of the Offer Document; and

(e)	this undertaking may be referred to in the Offer Document.

4.	The following additional provisions apply to this undertaking:

(a)	all obligations under this undertaking will lapse if:

(i)	the Offer Document is not delivered to Allen & Overy LLP, One New Change, London EC4M 9QQ on behalf of the Funds before the expiry of the 12 hours referred to in paragraph 3(c) above; or

(ii)	the Offer lapses or is withdrawn;

(iii)	settlement by the Offeror of the cash consideration to which the Funds are entitled under the Cash Option pursuant to the terms of the Offer has not occurred in accordance with the provisions of paragraph 3(c);

(b)	we acknowledge that, if the Funds fail to accept the Offer in accordance with paragraphs 3(b) or 3(c) or should otherwise be in breach of any of our obligations in this undertaking, damages alone would not be an adequate remedy and that an order for specific performance would be an essential element of any adequate remedy for such failure or breach;

(c)	we acknowledge that our respective shareholding of Shares will alter on application of the Ratchet with the effect set out in Schedule 2;

(d)	the Shares are subject to the articles of association of the Target;

(e)	we acknowledge that settlement of all of the consideration to which the Funds will be entitled under the Cash Option will occur on the Settlement Date and that transfer to the Offeror (pursuant to the Offer) of title to the Specified Shares or PFSs will only occur against such settlement having been made in accordance with the provisions of paragraph 3(c);

(f)	any time, date or period mentioned in this undertaking may be extended by mutual agreement between the parties but as regards any time, date or period originally fixed or so extended time shall be of the essence;

(g)	references in this undertaking to a person having an “interest in Shares” or an “interest in PFSs” include all interests which a person would be required to notify to the Target (or any of its subsidiaries) if he were a director of the Target or any of its subsidiaries;

(h)	in this undertaking the expression the “Offer” extends to any improved or revised offer on behalf of the Offeror;

(i)	this undertaking shall bind the Funds and their successors;

(j)	by way of security for our obligations under this undertaking we irrevocably appoint any director of the Offeror to be the Fund’s attorney to execute in the Fund’s name a Form of Acceptance of the Offer in respect of all or any of the Specified Shares and in respect of all or any of the PFSs to the extent that we fail to comply with our obligations in paragraphs 3(b) and 3(c) of this undertaking, and to sign, execute and deliver any documents (including a Lost Certificate Indemnity) and do all acts and things as may be necessary for or incidental to the acceptance of the Offer in relation to the Specified Shares and PFSs;

(k)	to the extent that any of the Specified Shares or any of the PFSs are not registered in the name of the Funds, we will procure the registered holder(s) to act in accordance with the terms of this undertaking;

(l)	this undertaking shall be governed by English law; and

(m)	the Funds each submit to the jurisdiction of the English courts for all purposes in relation to this undertaking.

IN WITNESS WHEREOF this document has been executed and delivered as a Deed on the date first written above.

SCHEDULE 1

SCHEDULE 2

THE SPECIFIED SHARES

1. REGISTERED IN NAME OF

Exact name(s) and address(es) of registered holders as appearing on the register of members or in the case of PFSs on the register of holders of PFSs	No. of Shares pre-operation of the Ratchet /Principal amount in respect of PFSs	No. of Shares post-operation of the Ratchet/Amounts due in respect of PFSs if redeemed on 3 October 2006

EXECUTION

Executed and delivered as a DEED on    September 2006 by

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